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NATIONAL MEDIA CORPORATION
1700 Walnut Street
Philadelphia, PA  19103
215 o  772-5000
215 o  772-5018 Fax

                                                                   PRESS RELEASE

                  Contact:
                  Bruce Boyle
                  Director of Corporate Communications
                  (800) 311-3561

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                           NATIONAL MEDIA CORPORATION
                           SIGNS DEFINITIVE AGREEMENT
                            WITH POSITIVE RESPONSE TV

Philadelphia, PA, January 18, 1996 -- National Media Corporation (NYSE:NM) announced today that it has signed a definitive agreement to acquire Positive Response Television, Inc. (NASDAQ:PRTV), an acquisition that was announced previously on October 19, 1995.

Under terms of the definitive agreement Positive Response TV shareholders will receive .5239 shares of National Media Corporation common stock for each share of PRTV common stock they own, subject to an adjustment if PRTV's shareholders' equity falls below an established minimum. Certain of the shares will be issued into escrow pending liquidation of certain of PRTV's balance sheet items.

The acquisition remains contingent upon a vote by PRTV shareholders and regulatory approval.

PRTV currently has approximately 3.55 million shares of common stock outstanding. Following consummation of the transaction, PRTV's shareholders will own approximately 7 percent of National Media Corporation's common stock, assuming conversion of all outstanding preferred stock, options and warrants.

Mark P. Hershhorn, President and Chief Executive Officer of National Media Corporation, said, "We're pleased that the acquisition is proceeding forward and we're enthusiastic about joining forces with Mike Levey and his outstanding team."

Through the acquisition, National Media Corporation will add the professional talents of Mike Levey, Founder, Chairman and Chief Executive Officer of PRTV, one of the most recognized on-air talents in all of television, and the creator of the "Amazing Discoveries" and "Ask Mike" formats.

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January 18, 1996
Page 2

Following the acquisition, Mr. Levey will serve as chief executive officer of the PRTV subsidiary and as an executive vice president of National Media Corporation.

Mr. Levey said, "Linking up with National Media and its global distribution system, as well as its impressive list of international partners, is an outstanding opportunity for me, and for shareholders of our company."

National Media Corporation is the world's largest publicly held infomercial company and has built a strong, integrated, global consumer marketing company through its expertise in transactional television and, with Quantum International, Ltd., brings infomercial programming to more than 235 million households in 60 countries worldwide.


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